Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, July 25, 2005	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD SECOND QUARTER RESULTS
DILUTED NET EARNINGS PER SHARE INCREASE 19 PERCENT
NET SALES INCREASE 24 PERCENT

MINNEAPOLIS, MN (Monday, July 25, 2005) — Graco Inc. (NYSE: GGG) today announced all business segments and regions experienced double-digit sales growth in the quarter and on a year-to-date basis. Second quarter net earnings of $35.6 million on net sales of $198.2 million — increases over the prior year of 19 percent and 24 percent, respectively. Diluted net earnings per share were $0.51 versus $0.43 last year, a 19 percent increase. For the first six months, Graco reported net earnings of $62.7 million on net sales of $369.2 million – increases over the prior year of 20 percent and 25 percent, respectively. The sales growth rate exceeded net earnings growth rate as a result of acquisitions.

When compared to the second quarter of 2004, worldwide Contractor Equipment Division sales of $89.6 million increased 10 percent. In the Americas, increases were experienced in both the professional paint store and home center channels. In the professional paint channel new product sales and overall business tempo remained robust in the second quarter. In the home center channel, sales were up double-digits, driven by a combination of successful new texture products and strong underlying demand for paint sprayers, parts and accessories. In addition to the strong demand in the Americas, Europe continued to impress with another double-digit increase in sales, a continuation of what was experienced in the first quarter of this year.

Second quarter Industrial/Automotive Equipment Division sales of $93.8 million increased 41 percent versus the same period last year. Acquired businesses contributed 27 percentage points of the increase and the favorable impact of currency translation contributed 3 percentage points. The remaining 11 percent increase was driven by continued strong demand in the Americas and Asia Pacific; sales in Europe were flat in the second quarter. Sales were up in the major product categories, similar to what was experienced in the first quarter of this year. Overall, business tempo remains solid heading into the second half of the year.

Second quarter sales for the Lubrication Equipment Division were $14.9 million, up 23 percent from last year. Similar to the first quarter, sales were higher in all major product categories this quarter and growth was experienced in all of the geographic regions.

Second quarter sales in the Americas increased 23 percent to $132.6 million, driven by double-digit growth in all three segments. Acquired businesses contributed 12 percentage points of the increase. In Europe, net sales of $40.3 million were 22 percent higher than the second quarter of 2004; acquired businesses contributed 11 percentage points of the increase and the favorable impact of currency translations contributed 4 percentage points. The remaining 7 percent increase in Europe was primarily driven by growth in the Contractor Equipment segment. In Asia Pacific, net sales of $25.3 million were 31 percent higher than the second quarter of 2004; acquired businesses contributed 10 percentage points of the increase and the favorable impact of currency translation contributed 3 percentage points. The remaining 18 percent increase was primarily driven by robust Industrial/Automotive Equipment business.

Graco’s gross profit margin, expressed as a percentage of sales, was 51.6 percent for the quarter versus 53.2 percent for the same period last year. Approximately 120 basis points of the decline in gross profit margin from last year’s second quarter can be attributed to the sales of inventory acquired from Liquid Control and Gusmer, which was initially recorded at fair market value. We expect higher margins going forward, since this higher-value acquired inventory has been sold. Other factors impacting the gross profit margin this quarter include lower margin rates of acquired businesses, higher component costs and favorable exchange rates. Before the effects of acquisitions, second quarter gross profit rate was slightly higher than last year’s.

Graco’s operating profit margin, expressed as a percentage of sales, was 27.4 percent for the second quarter, a 330 basis point improvement from the first quarter of 2005 and 70 basis points less than the same quarter last year. Operating expenses, when expressed as a percentage of net sales, declined by 90 basis points from last year’s second quarter. Most of the increase in general and administrative expense is due to the expenses of acquired businesses, including amortization of intangibles.

When compared to 2004 results, the weaker U.S. dollar versus foreign currencies helped to increase second quarter and year-to-date net earnings and net sales. Translated at consistent exchange rates, second quarter net earnings and net sales increased by 15 percent and 22 percent, respectively and year-to-date net earnings and net sales increased by 15 percent and 23 percent, respectively.

“Graco continues to experience strong results this year with double digit increases in sales, net earnings and earnings per share,” said President and Chief Executive Officer David A. Roberts. “All three regions and all three divisions reported double-digit sales increases in the first half of the year even before the favorable impacts of currency translations and acquisitions. Our Industrial/Automotive Equipment division continues to experience underlying demand across all major product categories. The Contractor segment continues to grow, driven by a combination of new product introductions, favorable housing conditions in North America and growth in Europe. Our sales in the Lubrication Equipment segment enjoyed solid gains. The two recent acquisitions are contributing to our sales and we expect them to begin contributing to net earnings in the second half of this year. We are encouraged by the opportunities to improve these businesses and are working to get them closer to Graco profit levels within the next two years. We continue to be optimistic about the remainder of 2005.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2004 for a more comprehensive discussion of these and other risk factors. Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Monday, July 25, 2005, at 10:30 a.m. EDT to discuss Graco’s second quarter results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:30 p.m. EDT on July 25, 2005, by dialing 800.405.2236, passcode 11035025, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same passcode. The replay by telephone will be available through July 28, 2005.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Second Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
(In thousands, except per share amounts)	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004
Net Sales	$198,221	$160,165	$369,165	$295,147
Cost of products sold	95,929	75,023	181,007	136,601

Gross Profit	102,292	85,142	188,158	158,546
Product development	6,615	5,445	12,859	10,567
Selling, marketing and distribution	28,272	25,130	54,679	49,527
General and administrative	13,061	9,570	25,109	20,013

Operating Earnings	54,344	44,997	95,511	78,439
Interest expense	508	98	847	269
Other expense, net	198	220	387	164

Earnings before Income Taxes	53,638	44,679	94,277	78,006
Income taxes	18,000	14,700	31,600	25,700

Net Earnings	$ 35,638	$ 29,979	$ 62,677	$ 52,306

Net Earnings per Common Share
Basic	$ 0.52	$ 0.43	$ 0.91	$ 0.76
Diluted	$ 0.51	$ 0.43	$ 0.89	$ 0.74

Weighted Average Number of Shares
Basic	68,959	69,243	69,016	69,162
Diluted	70,036	70,283	70,155	70,262

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Segment Information

	Second Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
(In thousands)	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004
Net Sales
Industrial / Automotive	$ 93,775	$ 66,471	$181,644	$129,722
Contractor	89,567	81,610	157,347	140,585
Lubrication	14,879	12,084	30,174	24,840

Consolidated	$198,221	$160,165	$369,165	$295,147

Operating Earnings
Industrial / Automotive	$ 24,700	$ 20,210	$ 46,664	$ 40,475
Contractor	25,754	23,371	40,840	35,296
Lubrication	4,047	2,648	8,246	5,650
Unallocated Corporate Expense	(157)	(1,232)	(239)	(2,982)

Consolidated	$ 54,344	$ 44,997	$ 95,511	$ 78,439

Segment operating earnings for 2004 have been restated to conform to 2005, which includes amortization of intangibles formerly classified as unallocated corporate expense.
All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands)	July 1, 2005	Dec. 31, 2004
ASSETS

Current Assets
Cash and cash equivalents	$7,111	$60,554
Accounts receivable, less allowances of
$6,200 and $5,600	132,550	109,080
Inventories	59,011	40,219
Deferred income taxes	15,848	15,631
Other current assets	1,675	1,742

Total current assets	216,195	227,226

Property, Plant and Equipment, net	105,041	94,510
Prepaid Pension	28,606	27,556
Goodwill	49,174	9,199
Other Intangible Assets, net	38,089	8,959
Other Assets	4,349	4,264

Total Assets	$441,454	$371,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$47,752	$6,021
Trade accounts payable	23,460	18,599
Salaries, wages and commissions	15,828	19,804
Dividends payable	8,931	8,990
Other current liabilities	43,133	43,359

Total current liabilities	$139,104	$96,773

Retirement Benefits and Deferred Compensation	32,623	33,092

Deferred Income Taxes	10,989	11,012

Shareholders' Equity
Common stock	68,698	68,979
Additional paid-in capital	108,574	100,180
Retained earnings	84,194	62,773
Accumulated comprehensive income (loss) and other	(2,728)	(1,095)

Total shareholders' equity	258,738	230,837

Total Liabilities and Shareholders' Equity	$441,454	$371,714

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(In thousands)	Twenty-Six Weeks Ended
	July 1, 2005	June 25, 2004
Cash Flows from Operating Activities

Net Earnings	$62,677	$52,306
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	11,806	9,076
Deferred income taxes	(734)	(958)
Tax benefit related to stock options exercised	1,200	4,000
Change in:
Accounts receivable	(16,747)	(11,970)
Inventories	1,491	(5,586)
Trade accounts payable	(427)	4,359
Salaries, wages and commissions	(5,540)	(2,556)
Retirement benefits and deferred compensation	(614)	(551)
Other accrued liabilities	(3,406)	3,027
Other	51	216

Net cash provided by operating activities	49,757	51,363

Cash Flows from Investing Activities

Property, plant and equipment additions	(9,177)	(6,377)
Proceeds from sale of property, plant and equipment	46	115
Capitalized software additions	(402)	(802)
Acquisition of businesses, net of cash acquired	(102,797)	--

Net cash used in investing activities	(112,330)	(7,064)

Cash Flows from Financing Activities

Borrowings on notes payable and lines of credit	69,749	13,367
Payments on notes payable and lines of credit	(27,730)	(8,961)
Common stock issued	8,639	12,146
Common stock retired	(25,077)	(23,773)
Cash dividends paid	(17,964)	(116,998)

Net cash used in financing activities	7,617	(124,219)

Effect of exchange rate changes on cash	1,513	241

Net increase (decrease) in cash and cash equivalents	(53,443)	(79,679)
Cash and cash equivalents
Beginning of year	60,554	112,118

End of period	$7,111	$32,439

All figures are subject to audit and adjustment at the end of the fiscal year.

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